EXHIBIT 10.2

TRANSITION AND SEPARATION AGREEMENT

The parties to this Transition and Separation Agreement (this "Agreement") are Sebastian Pastore ("Employee") and Craft Brew Alliance, Inc. (the "Company").

RECITALS

A.	Employee is employed by the Company pursuant to a letter agreement dated March 29, 2010 (the "Employment Letter").

B.	The Company wishes to terminate Employee's employment with the Company effective as of the close of business on April 1, 2014 (the "Termination Date").

C.	The Company and Employee wish to provide for the smooth transition of Employee's duties and responsibilities.

AGREEMENT

The Company and Employee agree as follows:

1.	Except as otherwise provided in this Agreement, the terms and provisions of the Employment Letter will continue to apply to Employee's employment with the Company. Nothing in this Agreement shall be considered grounds for a "good reason" termination by Employee under the Employment Letter.

2.	Unless earlier terminated, Employee's employment with the Company will end on the Termination Date. The Company will pay Employee all earned and unpaid wages and all unused Paid Time Off accrued through the Termination Date as provided in the Employment Letter. The Company will accomplish this payment by mailing to Employee a check for such amounts to the home address he has on record with the Company. Employee recognizes that the payment will be less regular deductions and withholdings.

3.	As of the date hereof, Employee's title will be Senior Consultant.

4.	From the execution of this Agreement through the Termination Date, Employee will report to the Company's Chief Executive Officer and will be available on a full time basis to perform services as requested by the Chief Executive Officer.

5.	Effective January 1, 2014, Employee's annual base rate of salary will be $200,000 (resulting in $50,000 of base salary payable between January 1, 2014 and the Termination Date). Employee shall not be entitled to any new equity grants or a cash incentive bonus with respect to services performed after December 31, 2013.

6.	Employee's termination under this Agreement on the Termination Date will be treated as a termination by the Company other than "for cause" under the Employment Letter, and Employee will be entitled to the severance benefits provided for in the Employment Letter on the terms set forth therein.

7.	As set forth in the Employment Letter, if Employee becomes employed by or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, LLC, Employee's severance benefits will terminate as of the effective date of such employment or association.

8.	In addition to the severance benefits provided for in the Employment Letter, if Employee's employment continues until the Termination Date, Employee will continue to be eligible for the Performance Award payable pursuant to the Performance Award Agreement between Employee and the Company dated effective May 25, 2011, subject to the terms and conditions set forth therein. Additionally, any unexercised and outstanding stock options that have been awarded to Employee will continue to vest and otherwise be exercisable in accordance with their terms.

9.	The Company will not contest any application by Employee for unemployment benefits based on a termination on the Termination Date.

10.	If the Company receives a reference request from a prospective employer of Employee, the Company will disclose only Employee's dates of employment and the last position held with the Company.

11.	The Company and Employee each agree to make no negative or disparaging oral or written remarks or statements of any nature whatsoever about the other party, or, with respect to statements by Employee, the Company’s officers, directors, or employees, or its products, to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site.

12.	Employee acknowledges and reaffirms Employee's continuing obligations under any Confidentiality Agreement that Employee entered into in connection with Employee's employment with the Company, and Employee will strictly comply with the terms of the Confidentiality Agreement.

13.	Except as otherwise provided in this Agreement and the Employment Letter, including without limitation Paragraph 12 above, this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement.

14.	The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Agreement, and that this Agreement has been executed voluntarily.

15.	The severance and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of being either "short-term deferrals" within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.

EMPLOYEE	CRAFT BREW ALLIANCE, INC.

/s/Sebastian Pastore	By	/s/Kurt R. Widmer
Sebastian Pastore	Name:	Kurt Widmer
Date: December 16, 2013	Title:	Chairman of the Board
	Date:	December 16, 2013